SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES

                                  EXHIBIT 11.5

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                               2001            2000
                                               ----            ----
      Basic earnings:

      Net (loss)                           $   (396,383)   $   (937,447)
                                           ------------    ------------

      Shares:
      Weighted common shares outstanding     29,902,959      21,069,266
                                           ------------    ------------

      Basic (loss) per share               $      (0.01)   $      (0.05)
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